UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 7, 2005

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2005, the Board of Directors of Google Inc. (the “Board”) approved amendments to the following Google Inc. (“Google”) stock plans: the 1998 Stock Plan; 2000 Stock Plan; 2003 Stock Plan; 2003 Stock Plan (No. 2); 2003 Stock Plan (No. 3); 1999 Stock Option/Stock Issuance Plan; Keyhole, Inc. 2000 Equity Incentive Plan; Lifescape Solutions, Inc. 2001 Stock Plan; and the 2003 Equity Incentive Plan (collectively, the “Plans”). The Board approved these amendments to permit holders of certain stock options to voluntarily make irrevocable advance elections to exercise such stock options prior to a specified date in the future. These advance elections could qualify certain stock options for exemptions from the potentially unfavorable tax effects imposed by Section 409A of the Internal Revenue Code, and the proposed regulations issued thereunder (collectively, “Section 409A”).

Specifically, the Plans were amended to authorize and provide the framework necessary for the implementation of the following two types of advance stock option exercise elections:

•	Calendar Year Exercise Election – certain eligible stock option holders may designate the calendar year(s) in which they will exercise their stock options.

•	Short Term Deferral Exercise Election – certain eligible stock option holders may elect to exercise any portion of their stock options scheduled to vest in a given calendar year by no later than March 15th of the following year.

After making one of these elections, the stock option agreement underlying the eligible stock options subject to the election will be automatically amended to the extent necessary to implement the applicable election. These amendments include the requirement to exercise the eligible stock options by the end of the applicable period, a “fail-safe” exercise or cancellation provision to automatically exercise or cancel such eligible options by the applicable date if not previously exercised and other administrative amendments necessary to implement the election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: December 13, 2005	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer